UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2011

Commission File Number	Exact Name of Registrant as Specified in its Charter, State of Incorporation, Address of Principal Executive Offices and Telephone Number	I.R.S. Employer Identification No.

001-32206	GREAT PLAINS ENERGY INCORPORATED	43-1916803
(A Missouri Corporation)
1200 Main Street
Kansas City, Missouri 64105
(816) 556-2200

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Election of New Director
On May 3, 2011, after the annual meeting of shareholders, the Board of Directors (the “Board”) of Great Plains Energy adopted a resolution increasing the number of directors from ten to eleven, and elected Thomas D. Hyde to fill the newly-created position.  Mr. Hyde was also appointed to the Audit and Governance Committees of the Board.  There is no arrangement or understanding between Mr. Hyde and any other persons pursuant to which Mr. Hyde was selected as a director.

Mr. Hyde will participate in the compensation, benefit and other plans and arrangements for non-employee directors as described on pages 22 and 23 of Great Plains Energy’s proxy statement for its Annual Meeting of Shareholders held on May 3, 2011, and will be paid three-quarters of the annual retainer in 2011.  Great Plains Energy will enter into an indemnification agreement with Mr. Hyde in the same form that Great Plains Energy has entered into with its other directors and officers, which was filed as Exhibit 10.1 to the Current Report on Form 8-K filed on December 8, 2008.  The indemnification agreement provides indemnification to the extent allowed under Missouri law.

Retirement of Director and Officer and Appointment of Successor
On May 4, 2011, Great Plains Energy announced that William H. Downey, a director and President and Chief Operating Officer of Great Plains Energy and its wholly-owned subsidiaries Kansas City Power & Light Company (“KCP&L”) and KCP&L Greater Missouri Operations Company (“GMO”), was appointed Executive Vice Chairman of the Board of those companies effective May 3, 2011. Mr. Downey will be retiring from his director and officer positions on August 31, 2011.  Terry Bassham, Executive Vice President – Utility Operations of KCP&L and GMO, was appointed to succeed Mr. Downey as President and Chief Operating Officer of Great Plains Energy, KCP&L and GMO, effective May 3, 2011, to hold those positions until his resignation, removal or the appointment of his successor.  There are no family relationships between Mr. Bassham and any other executive officer or director of Great Plains Energy, KCP&L or GMO, and there is no arrangement or understanding between Mr. Bassham and any other person pursuant to which he was appointed to these positions.  The other information regarding Mr. Bassham required by Items 401(a) and 401(e) of Regulation S-K is disclosed in the section titled “Executive Officers” in Part I Item 1. Business of Great Plains Energy’s Annual Report on Form 10-K for the year ended December 31, 2010, and is incorporated herein by reference.

On May 3, 2011, the Boards of Directors of Great Plains Energy, KCP&L and GMO approved a retirement and consulting agreement for Mr. Downey.  The agreement provides for, among other things: (a) the forfeiture as of the applicable retirement date of restricted stock and performance share grants made in 2011 to Mr. Downey; (b) the vesting and payment of restricted stock and performance share grants made to Mr. Downey prior to 2011 as though he continued employment through the applicable vesting and payment dates; (c) the payment of Mr. Downey’s 2011 annual incentive plan award as though he continued his employment through the award payment date, with Mr. Downey deemed to have achieved the target level of the individual performance component of the award; (d) a consulting arrangement through December 31, 2011, in consideration of a $100,000 lump sum payment; and (e) a general cross-release of claims.  In addition, the agreement provides for a discretionary bonus of $306,000, payable upon Mr. Downey’s retirement.

Effective with his May 3, 2011 appointment as President and Chief Operating Officer, Mr. Bassham’s base annual salary was increased to $450,000 from $430,000, and his annual incentive plan target award was increased, on a prorated basis, to 70% from 60% of base annual salary.  Mr. Bassham will also receive a $122,500 grant of time-based restricted stock, vesting on March 4, 2014, and a $122,500 grant of performance shares for the performance period 2011-2013, with the same performance objectives as described in Great Plains Energy’s most recent proxy statement.  There were no other changes made to Mr. Bassham’s existing compensation arrangements.

Amended Long-Term Incentive Plan
On May 3, 2011, the shareholders of Great Plains Energy, upon recommendation of the Board, approved the Amended Long-Term Incentive Plan (the “Amended LTIP”).  The Amended LTIP, among other things

•	Expands the scope of individuals eligible for grants to include all persons employed by Great Plains Energy and its subsidiaries on a regularly scheduled basis;
•	Increases the number of shares authorized to be issued from five million to eight million shares, to accommodate the increased scope of eligible individuals;
•	Increases the maximum number of shares with respect to which awards may be granted to a person in any one taxable year from 100,000 to 500,000;
•	Extends the term for which awards may be granted from May 1, 2017 to May 1, 2021;
•
Prohibits the accelerated vesting of time-based Restricted Stock and Restricted Stock Unit Awards to a period of less than three years, except in the event of death, disability, retirement, Change in Control or a termination of employment following a Change in Control;

•
Removes the Performance Share price adjustment that increases or decreases the number of shares paid based on the increase or decrease of stock price between the Award grant date and Award payment date;

•	Adds a Bonus Share Award type that can be awarded to participants without cost or restriction in recognition of past performance or as an incentive to become an employee;
•
Adds a Restricted Stock Unit Award type evidencing the right to receive a share of stock (or, in the Committee's discretion, a cash payment equal to the Fair Market Value of a share) at a future date, subject to time-based or performance-based restrictions;

•	Adds a Stock Appreciation Right Award type evidencing the right to receive a number of shares multiplied by the excess of the Fair Market Value on the exercise date over the Strike Price:
•	Adds a "net exercise" provision for Options which allows an Option to be exercised solely by paying out a number of shares equal to the intrinsic spread under the Option;
•	Removes the six-month holding requirement for stock received under Restricted Stock and Option Awards;
•	Provides additional permissible Performance Award measures and clarifications of existing measures;
•	Clarifies the Committee's powers to administer and grant Awards under the Amended LTIP; and
•	Clarifies tax withholding procedures.

The foregoing description of the Amended LTIP is not complete and is qualified in its entirety by reference to the Amended and Restated Long-Term Incentive Plan, attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 5.07	Submission of Matters to a Vote of Security Holders

Great Plains Energy
Great Plains Energy’s annual meeting of shareholders was held on May 3, 2011. In accordance with the recommendations of the Board, the shareholders (i) elected ten directors, (ii) approved an advisory resolution approving the 2010 executive compensation of the named executive officers, as disclosed in Great Plains Energy’s 2011 proxy statement, (iii) selected, on a non-binding, advisory basis, a one-year frequency for the advisory vote on executive compensation, (iv) approved the Amended Long-Term Incentive Plan, and (v) ratified the appointment of Deloitte & Touche LLP as independent registered public accountants for 2011.  The proposals voted upon at the annual meeting, as well as the voting results for each proposal are set forth below.

Proposal 1:   Election of the Company’s ten nominees as directors
The ten persons named below were elected, as proposed in the proxy statement, to serve as directors until Great Plains Energy’s annual meeting in 2012, and until their successors are elected and qualified.  The voting regarding the election was as follows:

Nominee	Votes For	Votes Withheld	Broker Non-Votes
David L. Bodde	89,133,083	9,483,407	24,929,205
Michael J. Chesser	92,058,649	6,557,841	24,929,205
William H. Downey	95,421,152	3,195,338	24,929,205
Randall C. Ferguson, Jr.	94,177,754	4,438,736	24,929,205
Gary D. Forsee	87,426,704	11,189,786	24,929,205
James A. Mitchell	89,953,872	8,662,618	24,929,205
William C. Nelson	89,078,352	9,538,138	24,929,205
John J. Sherman	96,482,530	2,133,960	24,929,205
Linda H. Talbott	88,878,936	9,737,554	24,929,205
Robert H. West	88,941,729	9,674,761	24,929,205

No votes were cast against the nominees due to cumulative voting.

Proposal 2:      Advisory Vote on Executive Compensation
Great Plains Energy submitted a resolution for its shareholders to approve, on an advisory basis, the compensation of the named executive officers disclosed in its proxy statement, including the “Compensation Discussion and Analysis” section, the compensation tables and any related materials disclosed in its proxy statement.  The voting regarding this resolution was as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
80,785,392	11,959,149	5,871,949	24,929,205

Proposal 3:      Frequency of Advisory Vote on Executive Compensation
Great Plains Energy submitted a proposal for its shareholders to vote, on a non-binding, advisory basis, on how frequently the advisory vote on executive compensation should be conducted.  The voting regarding this proposal was as follows:

1 year	2 years	3 years	Abstentions
79,628,771	3,124,683	10,819,959	5,043,077

In accordance with the results of this vote, the Great Plains Energy Board of Directors will implement an annual advisory vote on executive compensation.

Proposal 4:     Approval of Amended and Restated Long-Term Incentive Plan
The information disclosed under the section titled “Amended Long-Term Incentive Plan” in Item 5.02, above, is incorporated herein by reference.  The voting regarding this proposal was as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
74,648,494	22,906,111	1,061,885	24,929,205

Proposal 5:     Ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants for 2011
Great Plains Energy submitted a proposal for its shareholders to ratify the Audit Committee’s appointment of Deloitte & Touche as its independent public accountants for 2011.  The voting regarding this proposal was as follows:

Votes For	Votes Against	Abstentions
120,606,565	2,212,420	726,710

KCP&L
Information regarding the election of KCP&L directors is omitted in reliance on Instruction 5 to Item 5.07 of Form 8-K.

Item 8.01	Other Information

Missouri GMO Rate Case Order
As discussed under Management’s Discussion and Analysis – Executive Summary – Missouri Regulatory Proceedings in the Great Plains Energy Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, on June 4, 2010, GMO filed requests with the Missouri Public Service Commission (“MPSC”) to increase its Missouri retail electric annual revenues by $75.8 million for its Missouri Public Service (“MPS”) division, and $22.1 million for its St. Joseph Light & Power (“L&P”) division.  The requests subsequently were adjusted during the rate case proceedings by GMO to $65.9 million and $23.2 million, respectively, as the net result of updates to the cases.

On May 4, 2011, the MPSC issued its order (the “MPSC Order”).  While the MPSC Order decided the remaining contested issues in the case, it did not quantify the revenue increase resulting from the decisions; the MPSC Staff has been directed to develop the quantification.

Among other things, the MPSC Order authorizes a return on equity of 10.0%.  Consistent with the MPSC’s decision in KCP&L’s recent rate case, which was reported in the Current Report on Form 8-K filed on April 15, 2011, the MPSC Order excluded from GMO’s rate base approximately $3.8 million of construction costs (excluding allowance for funds used during construction) related to Iatan 2, and approximately $0.3 million of construction costs (excluding allowance for funds used during construction) related to the Iatan 1 environmental project.  Great Plains Energy recorded in 2010 and the first quarter of 2011 estimated probable disallowances of GMO Iatan 1 and 2 costs, and management currently does not anticipate recording a significant loss as a result of the Iatan costs disallowed in the MPSC Order.

The MPSC Order allocated a larger portion of GMO’s investment in Iatan 2 to the L&P division than proposed by GMO, and shifted a significant amount of fuel expense from GMO’s fuel adjustment clause to base rates.  The MPSC Order also disallowed from rate base approximately $50 million related to GMO’s Crossroads Energy Center (“Crossroads”), and disallowed approximately $4.9 million in associated annual transmission expense.  In addition, rate base will be offset by the accumulated deferred taxes associated with Crossroads. Great Plains Energy is currently analyzing whether an impairment loss should be recognized as a result of these Crossroads disallowances.  There is no assurance regarding the outcome of this analysis.  If Great Plains Energy concludes that a material impairment loss is required to be recognized, it will disclose the matter under Item 2.06 of Form 8-K.

The rates established by the MPSC Order will take effect on June 4, 2011.  Parties to the case may file applications for rehearing with the MPSC by that date, and may also file court appeals.  However, the rates authorized by the MPSC Order will be effective unless and until modified by the MPSC or stayed by a court.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits
Exhibit No.	Description
10.1	Amended Long-Term Incentive Plan adopted as of May 3, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT PLAINS ENERGY INCORPORATED

/s/ Ellen E. Fairchild
Ellen E. Fairchild
Vice President, Corporate Secretary and Chief Compliance Officer

Date: May 6, 2011

Exhibit Index

Exhibit No.	Description

10.1	Amended Long-Term Incentive Plan, adopted as of May 3, 2011.